UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2007

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15295 Alton Parkway, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of February 16, 2007, Mr. Rolf A. Classon amicably resigned as a member of the Board of Directors of ISTA Pharmaceuticals, Inc. (the “Company”). Mr. Classon served as a Class III director and was the chairperson of the Company’s Nominating and Corporate Governance Committee. A replacement has not yet been appointed to fill the vacancy created by Mr. Classon’s resignation.

Item 8.01.	Other Events.

On February 16, 2007, an aggregate of 11,300 shares of restricted stock, representing 25% of the original awards issued to the Company’s executive officers on February 16, 2006, became vested in accordance with the terms of the Company’s 2004 Performance Incentive Plan, as amended (the “Plan”) and restricted stock agreements executed thereunder (forms of which are on file with the SEC). These restricted shares are a component of the Company’s executive compensation packages.

In accordance with the terms of the Plan, certain of the Company’s executive officers have elected to deliver to the Company an aggregate of 3,853 shares of the vested restricted stock to satisfy tax withholding obligations of such executives arising upon the vesting of their respective restricted stock awards. In accordance with the Plan, executives of the Company may elect to deliver additional shares of the Company’s common stock in the future when restricted stock awards granted to executive officers periodically vest to satisfy corresponding tax withholding obligations. The shares delivered to the Company will become available for grant or issuance from time to time under the Plan in accordance with its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.
February 20, 2007

	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail
Chief Financial Officer, Chief Accounting
Officer & Vice President, Corporate Development